Exhibit 99.1


 NEW YORK, February 22, 1999 -- American Express Company today announced that Robert L. Crandall, former chairman and chief executive officer of AMR Corporation and American Airlines, has been elected to the Board of Directors of American Express.

 Crandall was with American Airlines for 25 years until his retirement last year. He was named president of American Airlines in 1980, and in 1985 was given the additional titles of chairman and chief executive officer of American and its parent company, AMR
 Corporation.

 During his tenure, Crandall led the upgrade of American's SABRE computer reservations system, which grew to become a leading provider of airline computer services worldwide; oversaw introduction of the Super Saver fare, the first deep discount fare of its kind in the industry; led development of the industry's first yield management system, a revenue-maximizing sales approach that today is used throughout the industry; and launched the industry's first frequent-flier program, AAdvantage. Under his leadership, the airline added more than 60 international destinations to what had been a predominantly U.S. domestic route system and increased revenues from $4 billion in 1980 to $19 billion last year.

 Crandall currently serves on the Boards of Directors of the Halliburton Company, MediaOne Group and Celestica. He is also a director of the National Park Foundation. His position on the American Express Company Board will be effective March 1.

 A native of Westerly, R.I., Crandall holds a bachelor's degree from the University of Rhode Island and a master's degree in business administration from the University of Pennsylvania's Wharton
 School.